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                                                                     EXHIBIT 3.1


                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                       UNITED STATES FILTER CORPORATION,


                          KINETICS ACQUISITION CORP.,


                                      and


                             UNIT INSTRUMENTS, INC.


                            Dated as of July 2, 1998

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                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of July 2, 1998, by and among United States Filter Corporation, a Delaware corporation ("Parent"), Kinetics Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent ("Subcorp"), and Unit Instruments, Inc., a California corporation ("Unit").

                             PRELIMINARY STATEMENTS

     A. The parties desire to effect the merger of Subcorp with and into Unit, with Unit as the surviving corporation (the "Merger"), pursuant to which each share of Unit Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive shares of Parent Common Stock (as defined in Section 3.3), as more fully provided herein.

     B. The Board of Directors of Unit has determined that the Merger is in the best interests of the holders of shares of Unit Common Stock ("Unit Shareholders").

     C. The respective Boards of Directors of Parent and Subcorp have determined that the Merger is in the best interests of their respective stockholders.

     D.  The parties intend that the Merger constitute a tax-free
"reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) thereof.

     E. The parties intend that the Merger be accounted for as a pooling-of-interests for accounting and financial reporting purposes.

                                 AGREEMENT

     Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGER

     1.1  The Merger.  Upon the terms and subject to the conditions hereof, and
          ----------
in accordance with the provisions of the California Corporations Code (the "CCC"), Subcorp shall be merged with and into Unit at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Unit shall continue its existence under the laws of the State of California. Unit, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."
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     1.2  Effective Time.  As promptly as possible on the Closing Date (as
          --------------
defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of California (the "California Secretary of State") a duly executed agreement of merger (the "Merger Agreement") in accordance with Section 1103 of the CCC. The Merger shall become effective (the "Effective Time") when the Merger Agreement has been filed with the California Secretary of State or at such later time as shall be agreed upon by Parent and Unit and specified in the Merger Agreement. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of O'Melveny & Myers LLP, 610 Newport Center Drive, Suite 1700, Newport Beach, California, as soon as practicable following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived, or at such other date as Parent and Unit may agree (provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date). The date on which the Closing takes place is referred to herein as the "Closing Date." For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

     1.3  Effects of the Merger.  From and after the Effective Time, the Merger
          ---------------------
shall have the effects set forth in Section 1107 of the CCC.

     1.4  Articles of Incorporation and Bylaws.  At the Effective Time (i) the
          ------------------------------------
Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain only the provisions contained immediately prior thereto in the Articles of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is `Unit Instruments, Inc.'", and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case until amended in accordance with applicable law.

     1.5  Directors and Officers of the Surviving Corporation.  From and after
          ---------------------------------------------------
the Effective Time, the directors and officers of the Surviving Corporation shall be as follows, until their respective successors are duly elected and qualified:

          Directors:  Damian C. Georgino
                      Kevin L. Spence
                      David J. Shimmon


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          Officers:  David J. Shimmon - Chairman
                     Michael Doyle - President
                     Kevin L. Spence - Vice President
                     Gary N. Patten - Vice President
                     Damian C. Georgino - Vice President
                     Dan Rubin - Vice President
                     Kurt Gilson - Vice President

     1.6  Additional Actions.  If, at any time after the Effective Time, the
          ------------------
Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other acts or things are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Unit, or (b) otherwise carry out the provisions of this Agreement, Unit and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Unit or otherwise to take any and all such actions.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

     2.1  Conversion of Capital Stock.  At the Effective Time, by virtue of the
          ---------------------------
Merger and without any action on the part of Parent, Subcorp or Unit or their respective shareholders:

          (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Subject to the other provisions of this Article II, each share of Unit Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (as defined in Section 2.2(a)).

     2.2  Exchange Ratio; Fractional Shares; Adjustments.
          ----------------------------------------------

          (a) The "Exchange Ratio" shall equal $12.62 divided by the Parent Share Value. The "Parent Share Value" shall be either (i) the average of the closing price per share for shares of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on each of the

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     twenty (20) consecutive trading days ending on the fifth (5th) trading day preceding the Closing Date (the "Average Share Price") if the Average Share Price is above $27.00, or (ii) $27.00 if the Average Share Price is equal to or less than $27.00. No certificates for fractional Shares of Parent Common Stock shall be issued as a result of the conversion provided for in
     Section 2.1(b).

          (b) In lieu of any such fractional shares, the holder of a certificate previously evidencing Unit Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for Unit Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of shares of Parent Common Stock as reported on the NYSE Composite Tape on the last full trading day immediately prior to the Closing Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Unit Common Stock shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

          (c) In the event that prior to the Effective Time Parent shall declare a stock dividend or other distribution payable in shares of Parent Common Stock or securities convertible into shares of Parent Common Stock, or effect a stock split, reclassification, combination or other change with respect to shares of Parent Common Stock, the Exchange Ratio set forth in this Section 2.2 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

     2.3  Exchange of Certificates.
          ------------------------

          (a) Exchange Agent.  Promptly following the Effective Time, Parent
              --------------
     shall deposit with American Stock Transfer & Trust Company or such other exchange agent as may be designated by Parent (the "Exchange Agent") for exchange in accordance with this Section 2.3 (i) certificates representing shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Unit Common Stock, and (ii) cash in an amount reasonably expected to be paid pursuant to Section 2.2(b) (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

          (b) Exchange Procedures.  As soon as practicable after the Effective
              -------------------
     Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Unit Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to

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     Section 2.1(b), (i) a letter of transmittal (the form and substance of which shall have been reasonably approved by Unit prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to the holder within five (5) business days thereafter, (x) a certificate or certificates representing that whole number of shares of Parent Common Stock which such holder has the right to receive pursuant to
     Section 2.1 in such denominations and registered in such names as such holder may request, and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. The shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Unit Common Stock. In the event of a transfer of ownership of shares of Unit Common Stock which is not registered on the transfer records of Unit, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, shall be issued to such transferee if the Certificate representing such shares of Unit Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

          (c) Distributions with Respect to Unexchanged Shares.  Notwithstanding
              ------------------------------------------------
     any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 4.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the

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

     amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

          (d) No Further Ownership Rights in Unit Common Stock.  All shares of
              ------------------------------------------------
     Parent Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Unit Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of Unit of shares of Unit Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

          (e) Termination of Exchange Fund.  Any portion of the Exchange Fund
              ----------------------------
     which remains undistributed to Unit Shareholders twelve months after the date of the mailing required by Section 2.3(b) shall be delivered to Parent, upon demand therefor, and holders of Certificates previously representing shares of Unit Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Parent for payment of any claim to shares of Parent Common Stock or cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

          (f) No Liability.  None of Parent, Sub, the Surviving Corporation or
              ------------
     the Exchange Agent shall be liable to any person in respect of any shares of Unit Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) Investment of Exchange Fund.  The Exchange Agent shall invest any
              ---------------------------
     cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.3(e).

     2.4  Treatment of Stock Options and Warrants.  At the Effective Time, such
          ---------------------------------------
outstanding options and warrants to purchase shares of Unit Common Stock that
(a) were granted prior to the date of this Agreement (which options and warrants are described on Schedule 2.4 hereto and referred to herein as the "Unit Options" and the "Unit Warrants," respectively), and (b) are unexpired and unexercised as of the Effective Time shall be automatically converted into an option (a "Parent Exchange Option") or a warrant (a "Parent Exchange Warrant"), as the case may be, to purchase (x) the number of shares of Unit Common Stock issuable immediately as of the date of this Agreement upon exercise of

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

such Unit Option or Unit Warrant multiplied by (y) the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Unit Option or Unit Warrant divided by the Exchange Ratio, and with such other terms and conditions, subject to Parent's approval, as were in effect under such Unit Option or Unit Warrant as of the date of this Agreement.

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBCORP

     In order to induce Unit to enter into this Agreement, Parent and Subcorp hereby represent and warrant to Unit as follows:

     3.1  Organization and Standing.  Parent and Subcorp are corporations duly
          -------------------------
organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and each has the corporate power and authority to own or lease its properties, and carry on its business. Parent is not in violation of its Restated Certificate of Incorporation, as amended (the "Parent Certificate"), or its Restated Bylaws (the "Parent Bylaws"), and Subcorp is not in violation of its Amended and Restated Certificate of Incorporation or Bylaws. Parent has heretofore furnished to Unit a complete and correct copy of the Parent Certificate and Parent Bylaws.

     3.2  Corporate Power and Authority.  Each of Parent and Subcorp has all
          -----------------------------
requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Subcorp. This Agreement has been duly executed and delivered by each of Parent and Subcorp, and constitutes the legal, valid and binding obligation of each of Parent and Subcorp enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (b) the availability of injunctive relief and other equitable remedies.

     3.3  Capitalization of Parent and Subcorp.  As of June 26, 1998, Parent's
          ------------------------------------
authorized capital stock consisted solely of (i) 300,000,000 shares of common stock, par value $.01 per share ("Parent Common Stock"), of which 161,565,388 shares were issued and outstanding, and (ii) 3,000,000 shares of Preferred Stock, par value $.10 per share, none of which was issued and outstanding or reserved for issuance. The Parent Common Stock to be issued to the Unit Shareholders pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or rights of first refusal. Subcorp's authorized capital stock consists solely of 1,000 shares of Common Stock, par value $.01 per share ("Subcorp Common Stock"), of which, as of the date hereof, 1,000 shares were issued and outstanding. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned, beneficially and of record, by Parent free and clear of any liens, claims or encumbrances.

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     3.4  Brokerage and Finder's Fees.  Except for Parent's obligations to
          ---------------------------
Societe Generale Investment Banking, neither Parent nor any shareholder, director, officer or employee thereof has incurred or will incur on behalf of Parent any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

     3.5  Conflicts; Consents and Approvals.  Neither the execution and delivery
          ---------------------------------
of this Agreement by Parent or Subcorp nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the Parent Certificate or Parent Bylaws or the Amended and Restated Certificate of Incorporation or Bylaws of Subcorp;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time of otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Parent or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) authorization for inclusion of the shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance,
     (iii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), or any applicable foreign antitrust law, or (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

     3.6  Reorganization.  Neither Parent nor any of its affiliates has taken or
          --------------
agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Unit or any of its affiliates) would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

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

     3.7  Parent SEC Documents.  Parent has timely filed with the Commission all
          --------------------
forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (such documents, as supplemented and amended since the time of filing, collectively, the "Parent SEC Documents").
The Parent SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Parent included in the Parent SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     3.8  Disclosure.  None of the representations or warranties of Parent
          ----------
contained herein is false or misleading in any material respect or omits to state a fact herein necessary to make the statements herein or therein not misleading in any material respect.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF UNIT

     In order to induce Subcorp and Parent to enter into this Agreement, and except as disclosed in the Unit SEC Documents (as defined in Section 4.6 below) or in the disclosure schedules delivered by Unit to Parent and dated the date hereof (the "Unit Disclosure Schedules"), all of which are incorporated in each of the following statements as exceptions thereto, Unit hereby represents and warrants to Parent and Subcorp as follows:

     4.1  Organization and Standing.  Unit is a corporation duly organized,
          -------------------------
validly existing and in good standing under the laws of the State of California with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Unit and each subsidiary of Unit is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify. Unit is not in violation of any provision of its Articles of Incorporation, as amended and restated (the "Unit Articles"), or its Bylaws, as in effect on

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the date hereof (the "Unit Bylaws").  Unit has heretofore furnished to Parent a complete and correct copy of the Unit Articles and the Unit Bylaws.

     4.2  Subsidiaries.  Unit does not own, directly or indirectly, any equity
          ------------
or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities set forth in Section 4.2 to the Unit Disclosure Schedule. Except as set forth in
Section 4.2 to the Unit Disclosure Schedule, Unit owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Unit's subsidiaries. Each of the outstanding shares of capital stock of each of Unit's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Unit free and clear of all liens, pledges, security interests, claims or other encumbrances. Other than as set forth in Section 4.2 to the Unit Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Unit, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Unit, and neither Unit nor any subsidiary of Unit has any obligation of any kind to issue any additional securities of any subsidiary of Unit or to pay for or repurchase any securities of any subsidiary of Unit or any predecessor thereof.

     4.3  Corporate Power and Authority.  Unit has all requisite corporate power
          -----------------------------
and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger by the Unit Shareholders, to consummate the transactions contemplated by this Agreement.
The execution and delivery of this Agreement by Unit have been duly authorized by all necessary corporate action on the part of Unit, subject to approval of the Merger and the transactions contemplated hereby by Unit Shareholders. This Agreement has been duly executed and delivered by Unit and constitutes the legal, valid and binding obligation of Unit enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors' rights generally and (b) the availability of injunctive relief and other equitable remedies.

     4.4  Capitalization of Unit.  Unit's authorized capital stock consists
          ----------------------
solely of (a) 12,000,000 shares of common stock, par value $.15 per share ("Unit Common Stock"), of which as of June 25, 1998, 3,995,118 shares were issued and outstanding. Except for 975,214 shares of Unit Common Stock reserved for issuance upon the exercise of outstanding options, no shares of Unit capital stock are reserved for issuance upon the exercise of outstanding options or warrants, or for the conversion or exchange of convertible or exchangeable securities. No shares of Unit capital stock are held in treasury or by subsidiaries of Unit. Each outstanding share of Unit capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in Section 4.4 to the Unit Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Unit of any securities of Unit, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Unit, and neither Unit nor any subsidiary of Unit has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Unit or any predecessor. Unit has no agreement, arrangement or understandings to register any securities of Unit or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement).

     4.5  Conflicts; Consents and Approvals.  Neither the execution and delivery
          ---------------------------------
of this Agreement by Unit, nor the consummation by Unit of the transactions contemplated hereby or thereby, nor Unit's performance of and compliance with the terms hereof, will:

          (a) conflict with, or result in a breach of any provision of, the Unit Articles or the Unit Bylaws;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the capital stock, properties or assets of Unit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Unit or any of its subsidiaries is a party, or result in the creation, maturation or acceleration of any liability or obligation of Unit (or give to any other person the right to cause such a creation, maturation or acceleration);

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Unit or any of its subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Unit or any of its affiliates with, any third party or any court, arbitral tribunal, administrative agency or commission, or any other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) approval of the Merger and the transactions contemplated hereby by Unit Shareholders and filing of the Merger Agreement with the California Secretary of State, (ii) actions required by the HSR Act, and (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

     4.6  Unit SEC Documents.  Since October 1, 1995, Unit has timely filed with
          ------------------
the Commission all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Unit SEC Documents"). The Unit SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.
The financial statements of Unit included in the Unit SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and, taken as a whole, fairly present the consolidated financial position of Unit and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     4.7  No Material Adverse Change.  Except as disclosed in Section 4.7 to the
          --------------------------
Unit Disclosure Schedule or as may be disclosed by Unit pursuant to and in accordance with Section 6.3(d) of this Agreement, since February 28, 1998, there has been no change in the business, assets, condition (financial or other), results of operations or prospects of Unit which would constitute a Material Adverse Effect on Unit or any event, occurrence or development which would have a material adverse effect on the ability of Unit to consummate the Merger. Notwithstanding the foregoing sentence, since February 28, 1998, except as disclosed in Section 4.7 of the Unit Disclosure Schedule or as may be disclosed by Unit pursuant to and in accordance with Section 6.3(d) of this Agreement, there has not been any: (i) material adverse change in the financial condition, assets, liabilities, net worth, earning power, business or prospects of Unit;
(ii) damage or destruction to any material asset of Unit, whether or not covered by insurance; (iii) strike or other labor trouble at Unit; (iv) creation of any encumbrance on any asset of Unit; (v) declaration or payment of any dividend or other distribution on or with respect to or redemption or purchase by Unit of any shares of capital stock of Unit, including any Unit Common Stock; (vi) increase in the salary, wage or bonus of any managerial employee of Unit except those done in the normal course of business for periodic raises in accordance with past business practices, or any increase in the number of such employees;
(vii) asset acquisition or expenditure in excess of $100,000 individually or $500,000 in the aggregate, other than the purchase of inventory in the ordinary course of business; (viii) change in any Plan (as defined in Section 4.16); (ix) change in any method of accounting; (x) disposition of any asset (other than inventory in the ordinary course of business) for less than fair market value;
(xi) payment, prepayment or discharge of any liability other than in the ordinary course of business or any failure to pay any liability when due; (xii) write-offs or write-downs of any assets of Unit;
(xiii) creation, termination or amendment of, or waiver of any right under, any material agreement of Unit; or (xv) agreement or commitment to do any of the foregoing.

     4.8  Taxes.  Except as set forth in Section 4.8 to the Unit Disclosure
          -----
Schedule or disclosed in the Unit SEC Documents:

          (a) Unit and its subsidiaries (i) have duly filed all federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Unit or its subsidiaries prior to the date hereof; (ii) have within the time and manner prescribed by Applicable Law (as defined in Section 4.9) paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid pursuant to such returns or reports; and
     (iii) have adequate reserves on their financial statements for any Taxes in excess of the amounts so paid. Neither Unit nor any of its subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to May 31, 1994, all income Tax Returns (whether federal, state, local, foreign or otherwise) including Unit or any of its subsidiaries have been audited by the applicable taxing authority or are closed by the applicable statute of limitations. Neither Unit nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of Unit or any of its subsidiaries. Unit has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation. No claim has been made by any taxing authority of a jurisdiction where Unit or any of its subsidiaries does not file Tax Returns that Unit or such subsidiary, as the case may be, is or may be subject to taxation in that jurisdiction.

          (b) Neither Unit nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither Unit nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Unit or any of its subsidiaries which (i) requires Unit or any of its subsidiaries to make any Tax payment to or for the account of any other person, or (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Unit or any of its subsidiaries.

          (c) Unit and its subsidiaries have withheld and paid substantially all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (d) "Tax Returns" means returns, reports and forces required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

          (e) "Taxes" means (i) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

     4.9  Compliance with Law.  Unit is in compliance, and at all times since
          -------------------
June 1, 1995 (and, to the best of Unit's knowledge, at all times prior to such date) has been in compliance, with all applicable laws, statutes, orders, rules, regulations or policies promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to Unit or its business or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Unit or where such non-compliance has been cured. Except as disclosed in Section 4.9 to the Unit Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Unit is pending, or, to the knowledge of Unit, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.

     4.10 Intellectual Property Rights.  Section 4.10 to the Unit Disclosure
          ----------------------------
Schedule discloses all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, registered copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by Unit in or applicable to Unit's business. Unit has the entire right, title and interest in and to, or has the royalty-free right to use, the intellectual property rights disclosed on Section 4.10 to the Unit Disclosure Schedule and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights used in or necessary to Unit's business ("Intellectual Property"), free and clear of all security interests, liens, and other encumbrances. Section 4.10 to the Unit Disclosure Schedule separately discloses all Intellectual Property under license. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. There has not been any written assertion or claim against Unit challenging the validity or the use by Unit of any of the foregoing. To the best knowledge of Unit, after due inquiry, the conduct of the businesses of Unit as currently conducted does not conflict with or infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party. To the best knowledge of Unit, after due inquiry, there are no infringements of any of the Intellectual Property owned by or licensed by or to Unit and the Intellectual Property is not the subject to any pending Action.

     4.11 Title to and Condition of Properties.  Unit owns or holds under valid
          ------------------------------------
leases all real property, plants, machinery and equipment necessary for the conduct of the business of Unit as presently conducted. The buildings, fixtures, improvements, machinery, equipment, tools, furniture, improvements and tangible personal property of Unit are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are used in Unit's business.

     4.12 Registration Statement; Proxy Statement.  None of the information
          ---------------------------------------
provided in writing by Unit for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Unit Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and, except for such portions thereof that relate only to Parent and its subsidiaries, the Registration Statement, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     4.13 Litigation.  Except as set forth in Section 4.13 to the Unit
          ----------
Disclosure Schedule or in the Unit SEC Documents, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of Unit, threatened against Unit and Unit is not subject to any outstanding order, writ, injunction or decree.

     4.14 Brokerage and Finder's Fees; Expenses.  Except for Unit's obligations
          -------------------------------------
to Needham & Company, Inc., neither Unit nor any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of Unit, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

     4.15 Reorganization.  Neither Unit nor any of its affiliates has taken or
          --------------
agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Parent any of its affiliates) would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     4.16 Employee Benefits.
          -----------------

          (a) Benefit Plans; Company Plans.  Section 4.16 of the Unit Disclosure
              ----------------------------
     Schedule discloses all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement

     (each, a "Benefit Plan"), whether or not funded and whether or not terminated, (i) maintained or sponsored by Unit, or (ii) with respect to which Unit has or may have liability or is obligated to contribute, or
     (iii) that otherwise covers any of the current or former employees of Unit or their beneficiaries, or (iv) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "Unit Plan").

          (b) Unit Group Matters; Funding.  Neither Unit nor any corporation
              ---------------------------
     that may be aggregated with Unit under Sections 414(b), (c), (m) or (o) of the Code (the "Unit Group") has any obligation to contribute to or any direct or indirect liability under or with respect to any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. Unit does not have any liability, and after the Closing Unit will not have any liability, with respect to any Benefit Plan of any other member of the Unit Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to United States Pension Benefit Guaranty Corporation (the "PBGC"), withdrawal liability or otherwise. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Unit Plan or any Benefit Plan of any member of the Unit Group and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any of such plans.

          (c) Compliance.  Each of the Unit Plans and all related trusts,
              ----------
     insurance contracts and funds have been created, maintained, funded and administered in all material respects in compliance with all applicable law and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Unit Plan is or is proposed to be under audit or investigation, and no completed audit of any Unit Plan has resulted in the imposition of any Tax, fine or penalty.

          (d) Qualified Plans.  Section 4.16 of the Unit Disclosure Schedule
              ---------------
     discloses each Unit Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under
     Section 501(a) of the Code (a "Qualified Plan"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under
     Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter. No member of the Unit Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

          (e) No Defined Benefit Plans.  No Unit Plan is a defined benefit plan
              ------------------------
     within the meaning of Section 3(35) of ERISA (a "Defined Benefit Plan").
     No

     Defined Benefit Plan sponsored or maintained by any member of the Unit Group has been terminated or partially terminated after September 1, 1974, except as set forth on Schedule 4.16 of the Unit Disclosure Schedule. Each Defined Benefit Plan identified as terminated on Schedule 4.16 of the Unit Disclosure Schedule has met the requirement for standard termination of single-employer plans contained in Section 4041(b) of ERISA. During the five (5) year period ending on the Closing Date, no member of the Unit Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor in any manner described in Sections 414(b), (c), (m) or (o) of the Code.

          (f) Multiemployer Plans.  No Unit Plan is a multiemployer plan within
              -------------------
     the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan"). No member of the Unit Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan. No Unit Plan covers any employees of any member of the Unit Group in any foreign country or territory.

          (g) Prohibited Transactions; Fiduciary Duties; Post-Retirement
              ----------------------------------------------------------
     Benefits.  No prohibited transaction (within the meaning of Section 406 of
     --------
     ERISA and Section 4975 of the Code) with respect to any Unit Plan exists or has occurred that could subject Unit to any liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No member of the Unit Group, nor any administrator or fiduciary of any Unit Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject Unit to any liability for a breach of fiduciary or other duty under ERISA or any other applicable Law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Unit Plan that is a welfare benefit plan as described in ERISA Section 3(1).

     4.17 Undisclosed Liabilities.  Except as set forth in Section 4.17 of the
          -----------------------
Unit Disclosure Schedule, neither Unit nor any of its subsidiaries has any debt, obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition, except: (i) those reflected or reserved against on the consolidated balance sheets of Unit as of February 28, 1998 included in the Unit SEC Documents in the amounts shown therein; (ii) those not required under generally accepted accounting principles to be reflected or reserved against therein and that have arisen in the ordinary course of business of Unit and have been consistent in amount and character with past practice and experience of Unit and which, individually or in the aggregate, has not had and will not have a Material Adverse Effect with respect to Unit.

     4.18 Environmental Matters.  Except as disclosed in Section 4.18 of the
          ---------------------
Unit Disclosure Schedule or in the Unit SEC Documents:

          (a) Compliance; No Liability.  Unit has operated its business and each
              ------------------------
     parcel of Real Property, and any real property previously owned, used or leased by Unit, in compliance with all applicable Environmental Laws. Unit is not subject to any liability, penalty or expense (including legal fees) and will not hereafter suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law by Unit occurring prior to the Closing. "Environmental Law" means any applicable law or regulation relating to public health and safety or protection of the environment, including common law nuisance, property damage, and similar common law theories.

          (b) Treatment; CERCLIS.  Unit has not treated, stored, recycled or
              ------------------
     disposed of any hazardous substance as defined by any Environmental Law and any other material regulated by any applicable Environmental Law, including petroleum-related material, crude oil or any fraction thereof, PCB's, and friable asbestos ("Regulated Material") on any real property, and to the best of Unit's knowledge, no other Person has treated, stored, recycled or disposed of any Regulated Material on any part of the Real Property. Unit has not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against Unit for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund. None of the Real Property is listed or proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

          (c) Notices; Existing Claims; Certain Regulated Materials; Storage
              --------------------------------------------------------------
     Tanks.  Unit has not received any request for information, notice of claim,
     -----
     demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material. Unit is not required to place any notice or restriction relating to the presence of any Regulated Material at any Real Property or in any deed to any Real Property. There has been no past, and there is no pending or contemplated, claim by or against Unit under any Environmental Law or laws based on actions of others that may have impacted on the Real Property, and Unit has not entered into any agreement with any person regarding any Environmental Law, remedial action or other environmental liability or expense. All aboveground storage tanks and, to the best knowledge of Unit, all underground storage tanks located on the Real Property are disclosed on Section 4.18 of the Unit Disclosure Schedule, and all such tanks and associated piping are in sound condition and are not leaking and have not leaked.

     4.19 Opinion of Financial Advisors.  Unit has received the oral advice of
          -----------------------------
Needham & Company, its financial advisors, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Unit Shareholders from a financial point of view. Such oral advice has not been withdrawn or revoked or modified in any material respect and is to be confirmed in a written fairness opinion of Needham & Company, which opinion will be dated as of the date of this Agreement. Unit will promptly provide copies of such opinion to Parent.

     4.20 Board Recommendation.  The Board of Directors of Unit, at a meeting
          --------------------
duly called and held, has by unanimous vote of those directors present (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the Unit Shareholders, and (b) resolved to recommend that the Unit Shareholders approve this Agreement and the transactions contemplated herein, including the Merger (the "Unit Board Recommendation").

     4.21 [Intentionally Omitted.]

     4.22 Inventory.  All of the inventory owned by Unit is valued on the books
          ---------
and records of Unit and in the financial statements contained in the Unit SEC Documents at lower of cost or market, the cost thereof being determined on a FIFO basis in accordance with generally accepted accounting principles. All of the finished goods inventory of Unit is in good, merchantable and usable condition and is salable in the ordinary course of business within a reasonable time and at normal profit margins, and all of the raw materials and work-in-process inventory of Unit can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. No material portion of Unit's inventory is obsolete, slow-moving, has been consigned to others or is on consignment from others.

     4.23 Receivables.  All trade and other accounts receivable of Unit
          -----------
("Receivables"), whether reflected on the financial statements contained in the Unit SEC documents or created after the date of such financial statements, arose from bona fide sales transactions of Unit, and no portion of any Receivable is subject to counterclaim, defense or set-off or is otherwise in dispute. Except to the extent of the recorded reserve for doubtful accounts, all of the Receivables are collectible in the ordinary course of business and will be fully collected within one hundred twenty (120) days after having been created using commercially reasonable efforts, except for contract reserves and retainages.

     4.24 Permits.  Unit holds all permits, certificates, licenses, franchises,
          -------
privileges, approvals, registrations and authorizations required under any applicable law or otherwise advisable in connection with the operation of its assets and business (each, a "Permit" and collectively, "Permits"). Each Permit is valid, subsisting and in full force and effect. Unit is in compliance with and has fulfilled and performed its obligations under each Permit, and, no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or any of them) that could constitute a breach or default under any Permit. Unit has not received any notice of non-renewal of any Permit.

     4.25 Real Property.  Section 4.25 of the Unit Disclosure Schedule
          -------------
identifies all real properties currently owned, used or leased by Unit or in which Unit has an interest (collectively, the "Real Property") and identifies the record title holder of all of the Real

Property. Unit has good and marketable fee simple title to (or a leasehold interest in, as the case may be) all Real Property shown as owned by it on
Section 4.25 of the Unit Disclosure Schedule, free and clear of all liens and other encumbrances, other than (i) easements, covenants, rights-of-way and other encumbrances or restrictions of record, (ii) zoning restrictions, and (iii) liens for current taxes not yet due, provided that any such encumbrance in clauses (i), (ii) and (iii) does not either adversely affect the value of the Real Estate or prohibit or interfere with the operations of Unit's business. Unit has the right to quiet enjoyment of all Real Property in which it holds a leasehold interest for the full term, including all renewal rights, of the lease or similar agreement relating thereto. Copies of all title insurance policies written in favor of Unit and all surveys in Unit's possession relating to the Real Property owned or leased by Unit have been delivered to Parent. All structures and other improvements on all Real Property owned by Unit are within the lot lines and do not encroach on the properties of any other person, and the use and operation of all Real Property conform to all applicable building, zoning, safety and subdivision laws, environmental laws and other laws, and all restrictive covenants and restrictions and conditions affecting title. Unit has not received any written or oral notice of assessments for public improvements or condemnation against any Real Property.

     4.26 Labor Relations.  No employee of Unit is represented by any union or
          ---------------
other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or threatened against Unit. No complaint against Unit is pending or threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of Unit. Unit has no contingent liability for sick leave, vacation time, severance pay or any similar item other than that which has been adequately reserved against on the February 28, 1998 balance sheet of Unit.
Unit has no contingent liability for any occupational disease of any of its employees, former employees or others, other than that which has been adequately reserved against on the February 28, 1998 balance sheet of Unit.

     4.27 Products Liability; Warranties.
          ------------------------------

          (a) Section 4.27 of the Unit Disclosure Schedule (i) sets forth Unit's warranty expense for each of Unit's last three (3) fiscal years ended May 30, 1998, and (ii) describes Unit's product return policy and the form of all warranties given or made by Unit with respect to products sold by Unit since October 1, 1995.

          (b) Unit has not been required to file any notification or other report with, nor has Unit been required to provide information to, any product safety commission, agency, board or other governmental authority or any jurisdiction concerning actual or potential hazards with respect to any product manufactured or sold by Unit.

          (c) Unit has not failed to obtain approval of any product or component which is used, manufactured or licensed by Unit in the conduct of its business and which is required to be approved by any independent or government-sponsored testing laboratory, industry trade association or similar body, agency or association.

          (d) Except as disclosed on Section 4.27 of the Unit Disclosure Schedule, there is no fact or event which has occurred at any time since June 1, 1995 (or, to the best of Unit's knowledge, prior to such date) which has formed or could reasonably be expected to form the basis of any claim against Unit, whether or not covered by insurance, for products liability or for breach of any express or implied product warranty, other than warranty claims asserted by customers in the ordinary course of business and consistent with Unit's past experience as set forth on Section
     4.27 of the Unit Disclosure Schedule. The reserves taken by Unit for warranty expenses, as reflected on Unit's financial statements contained in the Unit SEC Documents, are adequate to cover warranty claims asserted by customers in the ordinary course of business.

     4.28 Insurance.  Section 4.28 of the Unit Disclosure Schedule discloses all
          ---------
insurance policies with respect to which Unit is the owner, insured or beneficiary. Such policies are reasonable, in both scope and amount, in light of the risks attendant to Unit's business. Unit will not have any liability after the Closing for retrospective or retroactive premium adjustments, except as disclosed in Section 4.28 of the Unit Disclosure Schedule. For the past five
(5) years, all insurance policies covering products liability and general liability maintained by or for the benefit of Unit have been "claims made" policies. Section 4.28 of the Unit Disclosure Schedule discloses the manner in which Unit provides coverage for workers' compensation claims.

     4.29 Customer Relations.
          ------------------

          (a) Section 4.29 to the Unit Disclosure Schedule identifies (i) Unit's ten (10) largest customers during fiscal 1998 in terms of the proportion of Unit's revenue represented by such customers (each a "Major Customer") and
     (ii) each supplier or vendor which is the sole supplier or vendor to Unit of any supply or material used by Unit in its business (a "Sole Source Provider").

          (b) To Unit's knowledge, no facts exist relating to any Major Customer or Sole Source Provider that could reasonably be expected to have a material adverse effect on Unit's relationship with such Major Customer or Sole Source Provider or otherwise have a Material Adverse Effect on Unit or its business.

     4.30 Contracts; Compliance.  Section 4.30 to the Unit Disclosure Schedule
          ---------------------
identifies each contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, to which Unit is a party or by which it or its assets may be affected, except for service agreements whose annual contract price is less than $100,000 and that (i) is material to Unit's business or Unit's assets or operations, individually or in the aggregate, (ii) involves the purchase, sale or lease of any asset, materials, supplies, inventory or services in excess of $100,000 per year, (iii) has an unexpired term of more than one (1) year from the date hereof, taking into account the effect of any renewal options, (iv) relates to the borrowing or lending of any money or guarantee of any obligation, (v) limits the right of Unit to compete in any line of business or otherwise restricts any right Unit may have, (vi) is an employment or consulting contract involving payment of compensation and benefits, (vii) is a confidentiality or non-disclosure agreement or other agreement relating to Unit's trade secrets, confidential information, or the protection of Unit's intellectual property, or
(viii) was not entered into in the ordinary course (each, a "Contract" and collectively, the "Contracts"). Each Contract is a legal, valid and binding obligation of Unit and is in full force and effect. Unit and each other party to each Contract has performed all obligations required to be performed by it thereunder and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or any of them) that would become or cause a breach, default or event of default thereunder, would give to any person the right to cause such a termination or would cause an acceleration of any obligation thereunder. Unit is not currently renegotiating any Contract in excess of $100,000, except as those Contracts identified as such on Section 4.30 of the Unit Disclosure Schedule, nor has Unit received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract.

     4.31 Year 2000.  To Unit's knowledge, (i) no material modifications are
          ---------
required to any of Unit's computer systems or computer software to assure that such systems and software contain no deficiencies relating to formatting for entering dates (commonly referred to and referred herein as the "Year 2000 Problem"); (ii) Unit's computer systems and software in all material respects are susceptible to all necessary modification and Unit has adequate personnel or consultants under contract or other available means to timely modify (or, as applicable, replace and/or upgrade) its own computer systems and software. Unit is not aware of any inability on the part of any of its customers, insurance providers or vendors to timely address the Year 2000 Problem that will in any manner materially adversely affect Unit's business operations.

     4.32 Disclosure.  None of the representations or warranties of Unit
          ----------
contained herein and none of the information contained in the Unit Disclosure
Schedule is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

     The parties hereto agree that:

     5.1  Mutual Covenants.
          ----------------

          (a) Hart-Scott-Rodino; Reasonable Efforts.
              -------------------------------------

              (i) The parties agree to use their reasonable efforts to take all actions necessary to comply with the HSR Act and to make all necessary filings with applicable authorities thereunder.

              (ii) The parties further agree to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Parent or Unit from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement, the Prospectus and the Registration Statement, (D) the taking of all action necessary to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for as a pooling of interests for financial reporting purposes and to ensure that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a)(1)(A), (E) the satisfaction of all conditions precedent to the parties' obligations hereunder, and (F) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party's right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied with its obligations under this Section 5.1(a).

          (b) Tax-Free Treatment.  Each of the parties shall use its best
              ------------------
     efforts to cause the Merger to constitute a tax-free "reorganization" under
     Section 368(a) of the Code and to cooperate with one another in obtaining an opinion to Unit from Stradling Yocca Carlson & Rauth ("Stradling, Yocca"), counsel to Unit, as provided for in Section 6.2(d). In connection therewith, each of Parent and Unit shall deliver to Stradling, Yocca representation letters and Unit shall use all reasonable efforts to obtain representation letters from appropriate shareholders of Unit and shall deliver any such letters obtained to Stradling, Yocca in each case in form and substance reasonably satisfactory to Stradling, Yocca.

          (c) Public Announcements.  The initial press release concerning the
              --------------------
     Merger and the transactions contemplated hereby shall be a joint press release. Unless otherwise required by Applicable Laws or requirements of the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Parent and Unit shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

          (d) Pooling-of-Interests.  Each of the parties agrees that it shall
              --------------------
     not, and shall not permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, prevent Parent from accounting, and shall use reasonable efforts (including, without limitation, providing appropriate representation letters to Parent's accountants) to allow Parent to account, for the Merger in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the Commission ("APB No. 16").

     5.2  Covenants of Parent.
          -------------------

          (a) Preparation of Registration Statement.  Consistent with the timing
              -------------------------------------
     for the Unit Shareholders Meeting, Parent shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following pre-filing of the Proxy Statement by Unit, approval by Parent thereof, and clearance thereof by the Commission and shall use reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Parent shall obtain knowledge of any information pertaining to Parent contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Proxy Statement, Parent will so advise Unit in writing and will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Proxy Statement.
     Parent shall promptly furnish to Unit all information concerning it as may be required for the Proxy Statement and any supplements or amendments thereto. Parent shall cooperate with Unit in the preparation of the Proxy Statement in a timely fashion and shall use all reasonable efforts to assist Unit in clearing the Proxy Statement with the Staff of the Commission. Parent also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Shares of Parent Common Stock in the Merger.

          (b) Merger Sub.  Prior to the Effective Time, Subcorp shall not
              ----------
     conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to Parent) or any material liabilities.

          (c) NYSE Listing.  Parent shall use its reasonable efforts to cause
              ------------
     the Shares of Parent Common Stock issuable pursuant to the Merger (including, without limitation, the Shares of Parent Common Stock issuable upon the exercise of the Parent Exchange Options) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

          (d) Notification of Certain Matters.  Parent shall give prompt notice
              -------------------------------
     to Unit of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Parent representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(j) shall not limit or otherwise affect the remedies available hereunder to Unit.

          (e) Indemnification.  From and after the Effective Time, Parent shall
              ---------------
     indemnify, defend and hold harmless the present and former officers and directors of Unit in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted by Applicable Law, including with respect to taking all actions necessary to advance expenses to the extent permitted by Applicable Law. Parent agrees that (a) the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation or any successor entity relating to the indemnification of officers and directors shall not be amended so as to make such provisions less favorable to the officers and directors of the Surviving Corporation than the provisions contained in the Articles of Incorporation and Bylaws of Subcorp in effect as of the date hereof, and (b) the Surviving Corporation shall not be merged with any other entity unless the provisions of the Articles of Incorporation and Bylaws (or equivalent documents) of the surviving entity in such merger relating to the indemnification of officers and directors are at least as favorable to the officers and directors of the Surviving Corporation as the provisions contained in the Articles of Incorporation and Bylaws of Subcorp in effect as of the date hereof. The present and former officers and directors of Unit are intended third-party beneficiaries of the provisions of this Section as of and following the Effective Time.

          (f) Employees and Employee Benefits.
              -------------------------------

              (i) For at least one year from and after the Effective Time, Parent and its affiliates shall provide Unit Employees (as defined below) with (a) retirement and savings benefits, (b) health and medical benefits,
     (c) severance benefits, and (d) other employee benefits that are, in the case of each such category of benefits, no less favorable in the aggregate than the comparable benefits provided to comparable employees of Parent and its affiliates immediately before the Effective Time.

              (ii) From and after the Effective Time, Parent shall treat all service by Unit Employees (as defined below) with Unit and its affiliates and their respective predecessors prior to the Effective Time for all purposes as service with Unit (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which Unit Employees participate after the Effective Time, Parent shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to pre-existing condition of any Unit Employee who was, as of the Effective Time, excluded from participation in a Unit benefit plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time by a Unit Employee or a Unit Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent and subsidiaries of Parent.

              (iii) Nothing in Section 5.2(f) shall be construed to impose upon Parent and its affiliates any obligation to continue the employment of any Unit Employee following the Effective Time. For purposes of this Section 5.2(f), "Unit Employees" shall mean persons who are, as of the Effective Time, employees of Unit or any of its subsidiaries.

     5.3  Covenants of Unit.
          -----------------

          (a) Unit Shareholders Meeting.  Unit shall take all action in
              -------------------------
     accordance with the federal securities laws, the CCC, the Unit Articles and the Unit Bylaws necessary to convene a special meeting of Unit Shareholders (the "Unit Shareholders Meeting") to be held on the date determined by Unit and acceptable to Parent, to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby, including the Unit Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(d).

          (b) Information for the Registration Statement and Preparation of
              -------------------------------------------------------------
     Proxy Statement.  Unit shall promptly furnish Parent with all information
     ---------------
     concerning it as may be required for inclusion in the Registration Statement. Unit shall cooperate with Parent in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist Parent in having the Registration Statement declared effective by the Commission as promptly as practicable consistent with the timing for the Unit Shareholders Meeting. If, at any time prior to the Effective Time, Unit obtains knowledge of any information pertaining to Unit that would require any amendment or supplement to the Registration Statement or the Proxy Statement, Unit shall so advise Parent and shall promptly furnish Parent with all information as shall be required for such amendment or supplement and shall promptly amend or supplement the Proxy Statement and cooperate with Parent to promptly amend or supplement the Registration Statement, as the case may be. Unit shall use all reasonable efforts to cooperate with Parent in the preparation and filing of the Proxy Statement with the Commission on a confidential basis. Consistent with the timing for the Unit Shareholders Meeting as determined by Unit, Unit shall use all reasonable efforts to mail at the earliest practicable date to Unit Shareholders the Proxy Statement, which shall include all information required under Applicable Law to be furnished to Unit Shareholders in connection with the Merger and the transactions contemplated thereby and shall include the Unit Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(d) and the written opinions of Needham & Company, Inc. described in Section 4.19.

          (c) Conduct of Unit's Operations.  Unit shall conduct its operations
              ----------------------------
     in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Unit shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of
     Parent:

              (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Unit Options which are outstanding as of the date hereof or which are granted by Unit prior to the Effective Time in compliance with the terms of this Agreement), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

              (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

              (iii) make or propose any changes in the Unit Articles or the Unit Bylaws;

              (iv)  merge or consolidate with any other person;

              (v) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

               (vi) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or in the ordinary course of business consistent with past practice;

               (vii) enter into, adopt or amend any employee benefit or similar plan except as may be required by Applicable Law;

               (viii) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Unit's regular independent accountants;

               (ix) take any action that will likely result in any of the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

               (x) enter into or carry out any other transaction other than in the ordinary and usual course of business;

               (xi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

               (xii) agree in writing or otherwise to take any of the foregoing actions.

          (d)  No Solicitation.  Unit agrees that, during the term of this
               ---------------
     Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Unit, or acquisition of any capital stock from Unit (other than upon exercise of Unit Options which are outstanding as of the date hereof) or acquisition of any material assets of Unit and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by Unit of any material assets or capital stock of any other person, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Parent, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the Unit

     Shareholders, Unit may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a proposal for a Competing Transaction if and so long as the Board of Directors of Unit determines in good faith by a majority vote (after consultation with and receipt of advice from outside legal counsel leading the Board of Directors to conclude) that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of Unit under Applicable Law. Unit shall immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. Notwithstanding any other provision of this Section 5.3(d), in the event that prior to the approval of the Merger by the Unit Shareholders the Board of Directors of Unit determines in good faith by a majority vote (after consultation with and receipt of advice from outside legal counsel leading the Board of Directors to conclude) that failure to do so would constitute a breach of the fiduciary duties of the Unit Board of Directors under Applicable Law, the Board of Directors of Unit may withdraw, modify or change the Unit Board Recommendation and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed Unit Board Recommendation in connection with a tender or exchange offer for Unit securities. Unit shall immediately advise Parent, in writing, of any inquiry, offer or proposal regarding a Competing Transaction or any determination of the Unit Board of Directors with respect thereto or with respect to the Unit Board Recommendation, and shall keep Parent informed at all times of the status thereof.

          (e) Termination Right.  If prior to the approval of the Merger by the
              -----------------
     Unit Shareholders the Board of Directors of Unit shall determine in good faith, after consultation with its financial and legal advisors, with respect to any written proposal from a third party for a Competing Transaction received after the date hereof that to continue to recommend the Merger notwithstanding the receipt of the offer pertaining to such Competing Transaction would constitute a breach of the fiduciary duties of the Board of Directors of Unit under Applicable Law and that such Competing Transaction is more favorable to the Unit Shareholders than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Parent in response to such Competing Transaction), Unit may terminate this Agreement and enter into an acquisition agreement or other similar definitive agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction. Prior to terminating this Agreement pursuant to this Section 5.3(e), Unit shall endeavor to provide Parent with a reasonable opportunity of not less than 48 hours to respond to any Competing Transaction which Unit may wish to accept, including in any case advising Parent of the material terms of any Competing Transaction. In the event Unit terminates that Agreement pursuant to this Section 5.3(e), Unit shall promptly pay the Termination Fee as provided in Section 7.2.

          (f) Affiliates of Unit.  Unit shall use all reasonable efforts to
              ------------------
     cause such officers and directors of Unit as may be requested by Parent and, in any event, each person who may be at the Effective Time or was on the date hereof an "affiliate" of Unit for purposes of Rule 145 under the Securities Act or applicable accounting releases of the Commission with respect to pooling-of-interests accounting treatment, to execute and deliver to Parent no less than 30 days prior to the date of the Unit Shareholders Meeting, the written undertakings in the form attached hereto as Exhibit A (the "Unit Affiliate Letter"). No later than 45 days prior to the date of the Unit Shareholders Meeting, Unit, after consultation with its outside counsel, shall provide Parent with a letter (reasonably satisfactory to outside counsel to Parent) specifying all of the persons or entities who, in Unit's opinion, may be deemed to be "affiliates" of Unit under the preceding sentence.

          (g) Access.  Unit shall, and Unit shall cause each of its subsidiaries
              ------
     to, afford to Parent, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, access during normal business hours during the period prior to the Effective Time to all of Unit's and each of its subsidiaries' respective properties, books, contracts, commitments, personnel and records and, during such period, Unit shall, and Unit shall cause each of its respective subsidiaries to, furnish promptly to Parent, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or its representatives may request. Except to the extent otherwise required by law, Parent will hold any confidential information obtained pursuant to this Section 5.3(g) in accordance with the Confidentiality Agreement dated August 20, 1997, between Parent and Unit (the "Confidentiality Agreement").

          (h) Notification of Certain Matters.  Unit shall give prompt notice to
              -------------------------------
     Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Unit representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of Unit to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(h) shall not limit or otherwise affect the remedies available hereunder to Parent.

                                   ARTICLE VI
                                   CONDITIONS

     6.1  Conditions to the Obligations of Each Party.  The obligations of Unit,
          -------------------------------------------
Parent and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

          (a) (i) This Agreement and the Merger shall have been approved and adopted by the Unit Shareholders in the manner required by any Applicable Law, and (ii) the issuance of the Shares of Parent Common Stock to be issued in the Merger shall have been approved by the Parent's stockholders if required by any Applicable Law and the applicable rules of the NYSE.

          (b) Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated, and any requirements of foreign jurisdictions applicable to the consummation of the Merger shall have been satisfied unless the failure of such requirements of foreign jurisdictions to be satisfied does not constitute a Material Adverse Effect in respect of either Unit or Parent.

          (c) No judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger.

          (d) There shall not be pending any Action by any federal Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger.

          (e) The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission.

          (f) The Shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     6.2  Conditions to Obligations of Unit.  The obligations of Unit to
          ---------------------------------
consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Unit:

          (a) The representations and warranties of Parent and Subcorp set forth in Article III shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

          (b) Each of Parent and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Each of Parent and Subcorp shall have furnished Unit with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) Unit shall have received the opinion of Stradling, Yocca dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, (ii) Unit, Parent and Subcorp will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the shareholders of Unit upon the receipt of Shares of Parent Common Stock in exchange for shares of Unit Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional share interests in Shares of Parent Common Stock.

     6.3  Conditions to Obligations of Parent and Subcorp.  The obligations of
          -----------------------------------------------
Parent and Subcorp to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Parent:

          (a) The representations and warranties of Unit set forth in Article IV shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

          (b) Unit shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Unit shall have obtained the consent and approval of each person whose consent is required in connection with the Merger under all agreements to which Unit or any of its subsidiaries is a party.

          (d) From and including the date hereof, there shall not have occurred any Material Adverse Change with respect to Unit (other than as may be disclosed in writing by Unit to Parent not less than five (5) business days prior to the Investigation Date).

          (e) Unit shall have furnished Parent and Subcorp with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a), (b), (c) and (d) have been satisfied.

          (f) Parent shall have concluded an investigation of the business, condition (financial and other), properties, assets, liabilities, prospects, operations and affairs of Unit, and Parent shall be satisfied, in its reasonable discretion, with the results of such investigation; provided, however, that this condition shall be deemed satisfied unless Parent delivers written notice (an "Investigation Notice") to Unit by 5:00 p.m. PDT on July 31, 1998 (the "Investigation Date"), which Notice shall state in reasonable detail the basis for Parent's dissatisfaction and, if applicable, Parent's intention to terminate this Agreement pursuant to
     Section 7.1(h).  Unit's
     representations and warranties set forth in this Agreement shall remain in full force and effect notwithstanding any investigation conducted by Parent under this Section 6.3(g), and Parent's failure to give notice under this
     Section 6.3(g) shall not be deemed to constitute a waiver by Parent of any of Parent's rights or remedies in the event of a breach by Unit of any of such representations or warranties. Notwithstanding the foregoing, this condition shall not apply to any matter which is expressly disclosed in the Unit Disclosure Schedules or in the Unit SEC Documents filed with the Commission prior to the date of this Agreement, except to the extent that the disclosure contained therein (a) does not disclose with reasonable accuracy the nature or magnitude of the impact on Unit's business, assets, condition (financial or other), results of operations or prospects or Unit's exposure with respect to any actual or potential liability, or (b) references documents which have not yet been provided to Parent, or (c) otherwise does not contain detail reasonably sufficient for Parent to evaluate the matters disclosed.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

     7.1  Termination.  This Agreement may be terminated and the Merger may be
          -----------
abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Unit Shareholders):

          (a) by mutual written consent of Parent and Unit;

          (b) by either Parent or Unit if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction enjoining Parent or Unit from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

          (c) by either Parent or Unit if the Merger shall not have been consummated before December 31, 1998, provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (d) by Parent if the Board of Directors of Unit shall withdraw, or shall modify or change the Unit Board Recommendation in a manner adverse to Parent;

          (e) by Parent or Unit if at the Unit Shareholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Unit Shareholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

          (f) by Unit, pursuant to Section 5.3(e);

          (g) by Parent or Unit if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2(a) or 6.2(b) (in the case of a breach by Parent) or Section 6.3(a), 6.3(b), 6.3(c) or 6.3(d) (in the case of a breach by Unit) or would result in a material adverse effect on the ability of Parent and/or Unit to consummate the Merger, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach;

          (h) by Parent, upon failure of the condition set forth in Section 6.3(g), unless Unit cures all conditions referenced in the Investigation Notice (if susceptible to cure) within 30 days after the receipt of such Investigation Notice; or

          (i) by Unit, if the Average Share Price is less than $24.00.

     7.2  Effect of Termination.
          ---------------------

          (a) In the event of the termination of this Agreement pursuant to
     Section 7.1, this Agreement, except for the provisions of the second sentence of Section 5.3(g) and the provisions of Sections 7.2 and 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, which will survive in accordance with its terms. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement by either party, then, in addition to other remedies at law or equity for breach of this Agreement, the breaching party shall indemnify and hold harmless the non-breaching parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation, preparation of filings, and shareholders' meetings and consents, and any litigation by third parties resulting from the execution of this Agreement ("Costs").

          (b)  Unit agrees that, if:

               (i) Unit terminates this Agreement pursuant to Section 7.1(f); or

               (ii) (A) Unit terminates this Agreement pursuant to Section 7.1(e) or Parent terminates this Agreement pursuant to Section 7.1(d),
          (B) at the time of such termination there is a publicly announced or disclosed Competing Transaction with respect to Unit involving a third party or, in the case of a termination pursuant to Section 7.1(d), at the time of such termination there is a Competing Transaction with respect to Unit involving a third party of which Unit is aware, and (C) within nine months after such termination, Unit shall enter into an Acquisition Agreement for a Business Combination (as defined below) or consummates a Business Combination;

     then, (X) in the case of a termination by Unit as described in clause (i) above, concurrently with such termination, or (Y) in the case of a termination by Unit or Parent as described in clause (ii) above upon the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto, Unit will pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent (i) in reimbursement for Parent's expenses an amount in cash equal to the aggregate amount of Parent's costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees and (ii) a termination fee in an amount equal to $1.5 million (such amounts collectively, the "Termination Fee"). For the purposes of this Section 7.2, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Unit as a result of which the Unit Shareholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of any material assets of Unit or its subsidiaries, or (iii) the acquisition, by a person (other than Parent or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the Unit Common Stock whether by tender or exchange offer or otherwise.

     (c) In the event that Unit shall fail to pay the Termination Fee or any other amount payable under Section 7.2(b) when due, such amount shall be increased to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2, together with interest on such unpaid Termination Fee or expenses, commencing on the date that such Termination Fee or expenses became due, at a rate equal to the rate of interest publicly announced by Bank of America, from time to time, in the City of Los Angeles as such bank's base rate plus 3.00%; provided, however, that such interest shall not exceed the maximum permitted under any applicable usury or similar law or regulation.

     7.3  Amendment.  This Agreement may be amended by the parties hereto, by
          ---------
action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Unit Shareholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the Unit Shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4  Extension; Waiver.  At any time prior to the Effective Time, Parent
          -----------------
(with respect to Unit) and Unit (with respect to Parent and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     7.5  Exclusive Remedy.  In the event that any Termination Fee is paid
          ----------------
pursuant to Section 7.2, notwithstanding any other provision of this Agreement, it is understood and agreed that such Termination Fee shall be the exclusive remedy for any act or omission resulting in the termination of this Agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.1  Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

     8.2  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Subcorp:

               United States Filter Corporation
               40-004 Cook Street
               Palm Desert, California  92211
               Attention: Damian C. Georgino
               Telecopy No.: (760) 346-4024

               with a copy to

               Gary J. Singer, Esq.
               O'Melveny & Myers LLP
               610 Newport Center Drive, Suite 1700
               Newport Beach, California 92660
               Telecopy No.: (949) 823-6994

          (b)  if to Unit:

               Unit Instruments, Inc.
               22600 Savi Ranch Parkway
               Yorba Linda, California  92687
               Attention: Mr. Gary Patten
               Telecopy No.: (714) 921-0636

               with a copy to

               Nick E. Yocca, Esq.
               Stradling Yocca Carlson & Rauth
               660 Newport Center Drive, Suite 1600
               Newport Beach, California 92660
               Telecopy No.: (949) 725-4100

     8.3  Interpretation.
          --------------

          (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Unit, such reference shall be deemed to include any and all subsidiaries of Unit, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.7, 4.8, 4.12,
     4.16, 4.17, 4.19, 4.20, 4.21 and 8.3.

          (b) For the purposes of any provision of this Agreement, a "Material Adverse Effect" or a "Material Adverse Change" with respect to any party shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which has a material adverse effect on the business, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include any change in or effect upon the business, financial condition, results of operations or prospects of such party or any of its subsidiaries directly or indirectly arising out of or attributable to or a consequence of (i) conditions, events, or circumstances generally affecting the industries in which Parent (and its subsidiaries) and Unit (and its subsidiaries) operate or the economy in general, (ii) the loss by such party (and its subsidiaries) of any of its customers, suppliers or employees as a result of the transactions contemplated hereby or the public announcement of this Agreement, or (iii) any action or change specifically contemplated by the provisions of this Agreement or specifically disclosed in the Unit Disclosure Schedule or the Parent Disclosure Schedule.

          (c) For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          (d) For purposes of this Agreement, "knowledge" of a party shall mean the actual knowledge of all officers of such party with a title of vice president or higher.

     8.4  Counterparts.  This Agreement may be executed in counterparts, which
          ------------
together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which shall constitute an original.

     8.5  Entire Agreement.  This Agreement (including the documents and the
          ----------------
instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

     8.6  Third Party Beneficiaries.  Except as expressly set forth in Section
          -------------------------
5.2(e) hereof, nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

     8.7  Governing Law.  Except to the extent that the laws of the jurisdiction
          -------------
of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of California. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in California.

     8.8  Consent to Jurisdiction; Venue.
          ------------------------------

          (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of California and to the jurisdiction of any United States District Court located in California, for the purpose of any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any California state or federal court sitting in California. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this
     Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

     8.9  Specific Performance.  The transactions contemplated by this Agreement
          --------------------
are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

     8.10 Assignment.  Neither this Agreement nor any of the rights, interests
          ----------
or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.11 Expenses.  Subject to the provisions of Section 7.2, all costs and
          --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

     IN WITNESS WHEREOF, Parent, Subcorp and Unit have signed this Agreement as of the date first written above.

                         "PARENT"

                         UNITED STATES FILTER CORPORATION, a Delaware corporation


                         By:  _________________________________________________
                              Name: Damian C. Georgino
                              Title: Executive Vice President

                         "SUBCORP"

                         KINETICS ACQUISITION CORP.,
                         a California corporation


                         By:  _________________________________________________
                              Name: Damian C. Georgino
                              Title: Vice President

                         "UNIT"

                         UNIT INSTRUMENTS, INC., a California corporation


                         By:  _________________________________________________
                              Name: Gary N. Patten
                              Title: Vice President and Chief Financial Officer

                                      S-1